Exhibit 10.6
Acknowledgement & Acceptance:
My signature below indicates that I accept my employment with Goldleaf pursuant to the terms provided herein. I acknowledge that I have received, read and understand the policies of the Employee Handbook referenced above. I understand that failure to comply with these policies could result in disciplinary action up to and including termination of employment.
If I have any question on any Goldleaf policy, I understand that I am responsible for asking my supervisor or Human Resources for clarification, if necessary. Subject to my employment agreement assumed by Goldleaf, I understand that Goldleaf may change, rescind or add to any policies, benefits or practices described in the Employee Handbook from time to time at its sole discretion, with or without prior notice.
Resignation and Former Agreements
I hereby resign my position as chief executive officer of Alogent, effective at the effective time of the merger. Concurrent with my resignation as chief executive officer, I resign my position as a director on Alogent’s board.
I understand that Goldleaf will assume my employment covenants agreement and my employment agreement. As such, in reliance on the representations made to me by Goldleaf, I hereby agree that (i) the transition of my employment from Alogent to Goldleaf will not constitute a termination of my employment for any purpose under my employment agreement and (ii) as of the date hereof, my salary, duties and responsibilities with Goldleaf are consistent with my salary, duties and responsibilities with Alogent prior to the transaction, and I waive any right I may have to terminate my employment with “good reason” under my employment agreement by reason of my employment on the terms described above by Goldleaf. I also agree that my resignation as chief executive officer and director of Alogent shall not constitute “good reason” for me to terminate my employment and seek the severance and termination benefits under my employment under my employment agreement as a result. In clarification of the foregoing, my employment agreement is hereby amended to change my title to “Executive Vice President, Goldleaf Enterprise Payments division” in Section 1(A) thereof and to revise the definition of “good reason” in Exhibit A to my employment agreement to delete “Board” from subsection (B) and replace that word with the phrase “the chief executive officer of Goldleaf Financial Solutions, Inc.”
Overpayment
To the extent permitted by applicable law, I agree to allow Goldleaf to deduct from my wages any overpayments of unearned benefits or other advances, including but not limited to, used but not accrued vacation, travel advances, or tuition reimbursements made in error or advanced to me by Goldleaf following the merger.
Signature: /s/ Brian Geisel
Printed Name: Brian Geisel
Date: January 17, 2008

EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
ALOGENT CORPORATION
AND
BRIAN R. GEISEL
APRIL 29, 2005

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between Alogent Corporation (the “Company”), and Brian R. Geisel (“You” or “Your”)1 (collectively, the “Parties”), is entered into and effective as of the 29th of April, 2005 (the “Effective Date”). Unless otherwise indicated, all capitalized terms used in this Agreement are defined in Exhibit A, which is incorporated by reference and is included in the definition of “Agreement.”
WHEREAS, You are currently employed as Chief Executive Officer of the Company (“CEO”);
WHEREAS, the Company desires that You continue to serve as CEO, and You desire to continue said employment;
WHEREAS, Your position is a position of trust and responsibility with access to Confidential Information (as defined in Section 1D of the Employment Covenants Agreement executed by You on September 9, 1999 (the “Covenants Agreement”)), Trade Secrets (as defined in Section 1D of the Covenants Agreement), and information concerning employees and customers of the Company;
WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers, are valuable assets of the Company and may not be used for any purpose other than the Company’s Business;
WHEREAS, the Company has agreed to continue to employ You in exchange for Your compliance with the terms of this Agreement;
WHEREAS, the Company and You desire to express the terms and conditions of Your continued employment in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Employment and Duties
          A. Position. The Company shall employ You as CEO.
          B. Duties. You agree to perform all Mutually Established duties that are consistent with Your position and that may otherwise be assigned to You by the Board of Directors of the Company (the “Board”) from time to time. When action is required or discretion is bestowed on the Board pursuant to this Agreement, such action or discretion shall be taken by a majority of the members of the Board; provided, however, You shall not participate in such action or discretion.
          C. Reporting. You shall report directly to the Board.
          D. Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations

[1]	For purposes of this Agreement only, “You” or “Your” shall mean You or Your estate, as the case may be.

under this Agreement. During Your employment, You shall not render services to any other business entity, regardless of whether You receive compensation, without the prior written consent of the Board. You may, however, (A) engage in community, charitable, and educational activities, (B) manage Your personal investments, and (C) with the prior written consent of the Board, serve on corporate boards or committees ((A) - (C) collectively the “Permissible Activities”), provided that such Permissible Activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.
          E. Company Policies. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement shall control.
          F. Service on the Board. Subject to the terms of the voting agreement between You and certain shareholders of the Company dated April 17, 2001, as amended by a First Amendment dated April 29, 2005 (the “Voting Agreement”), and subject to Section 6D hereof, You shall serve on the Board if elected by the Company’s shareholders to serve in such capacity for so long as you continue to be CEO, and thereafter if you meet the conditions of (i) Section 6D below, and (ii) the Voting Agreement.
          G. Fiduciary Duties. As a director and officer of the Company, You owe a duty of care and loyalty to the Company, as well as a duty to perform Your Duties in a manner that is in the best interests of the Company. You owe such duties to the Company in addition to duties imposed upon You under applicable law.
     2. Term. Unless this Agreement is terminated earlier in accordance with Section 4 below, You shall provide services to the Company under this Agreement for a term of two (2) years, commencing on April 29, 2005 and terminating on April 29, 2007 (the “Term”), and this Agreement shall automatically be renewed after the expiration of the Term for successive one- year periods (each, an “Extension”); provided, however, this Agreement may be terminated if advance written notice is given by either Party ninety (90) days prior to the expiration of the Term or the then-current Extension (the “Termination Notice Period”). During the Termination Notice Period, the Company shall have the option to relieve You of all titles, duties, and responsibilities as an employee of the Company, but the Company will continue to pay Your then current Base Salary (as defined below) throughout the remainder of such Termination Notice Period.
     3. Compensation.
          A. Base Salary. During the Employment Period, the Company will pay You an annual base salary of $327,000.00 (“Base Salary”), minus applicable withholdings, in accordance with the Company’s normal payroll practices. The Board shall review Your Base Salary at least annually to determine whether to adjust Your Base Salary. Adjustments to Your Base Salary will be determined by the Board in its sole discretion based upon whether You and the Company meet certain performance objectives and criteria established from year to year by the Board.

          B. Bonus. During the Employment Period, You will be eligible to receive an annual bonus (a “Bonus”) equal to forty percent (40%) of Your then current Base Salary if, but only if, as determined by the Board in its sole discretion, You and the Company meet certain criteria Mutually Established in advance of each fiscal year. You will not be entitled to receive any such Bonus if You and the Company do not meet such criteria. In addition, except as set forth in Section 5 below, You will not receive any Bonus if, for any reason, You are not employed on the last day of the fiscal year for which the Bonus is to be paid. The Bonus, if any, will be subject to all applicable withholdings and will be paid within thirty (30) days after the end of the fiscal year.
          C. Options. You shall be eligible (i) to participate in the Company’s 2001 Stock Incentive Plan and other option plans as adopted by the Board from time to time, and (ii) for a grant of options if (a) the Board, or (b) the Compensation Committee of the Board, grants stock options to other members of the senior management team (other than with regard to new hires). The extent of Your participation in any option plan and the amount of any grant of option(s) to You shall be determined by the Board in its sole discretion.
          D. Benefits Plans. During the Employment Period, You are eligible to participate in all benefit plans in effect for senior executives of the Company, subject to the terms and conditions of such plans.
          E. Vacation. During the Employment Period and except as provided below, You shall be entitled to accrue four (4) weeks of paid vacation per calendar year (the “Yearly Vacation Allotment”). All accrued unused vacation from each Yearly Vacation Allotment shall be forfeited on the first day of the succeeding calendar year, except that You may carry forward up to ten (10) days accrued unused vacation from each Yearly Vacation Allotment consistent with Company policy. Notwithstanding anything to the contrary contained in this Section 3E, (i) You shall not accrue more than a total of six (6) weeks of unused vacation (the “Vacation Accrual Maximum”), and all accruals will cease during the time period Your total amount of accrued unused vacation is at the Vacation Accrual Maximum, (ii) You shall be entitled to take a maximum of six (6) weeks of vacation per calendar year, and (iii) the Board shall pre-approve all vacation requests under this Section 3E; provided, however, such vacation approval shall not be unreasonably withheld.
          F. Mobile Telephone. During the Employment Period, the Company will provide You with a mobile telephone. The Company will reimburse You for all business-related charges incurred in the use of the mobile telephone in accordance with the policies and procedures of the Company. You will be responsible for all damage to the mobile telephone.
     4. Termination. This Agreement and Your employment with the Company may be terminated in advance of the expiration of the Term or any Extension by any of the following events:
          A. Death. Your death;
          B. Disability. Your disability which renders You unable to perform the material duties of Your job even with reasonable accommodation, as determined in the Board’s sole discretion;

          C. For Cause. “For Cause” shall mean a termination by the Company at any time for any of the following events:
1.	Your willful act that has a material adverse impact on or has caused material injury to the Company;

2.	Your negligence or misconduct in violation of Your fiduciary duty to the Company;

3.	Your dishonesty, fraud, or malfeasance;

4.	Your repeated and/or material failure (after notice and at least thirty (30) days opportunity to cure) to (i) satisfactorily perform Your Mutually Established duties, or (ii) follow the policies, procedures, and rules of the Company; however, Your repeated and/or material failure to satisfactorily perform Your Mutually Established duties or to follow Company policies, procedures, and rules, if such failure is due to a disability (as defined in Section 4B above), shall not be grounds for termination for Cause; or

5.	Your arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to, (i) a felony, or (ii) a crime involving moral turpitude.
          D. Resignation for Good Reason. Your resignation for Good Reason;
          E. Voluntary Resignation. Your resignation for any reason other than Good Reason at any time upon at least ninety (90) days advance written notice to the Company; or
          F. Without Cause. “Without Cause” shall mean any termination of Your employment with the Company which is not defined in Sections 4A - 4E above. In the event the Company elects not to renew the Term or any Extension of the Agreement, such election shall be treated as a termination Without Cause.
     5. Company’s Post-Termination Obligations
          A. Except as provided in Section 16 below, if this Agreement terminates for any reason listed in Section 4A, 4B, 4D, or 4F above, then the Company will pay You all accrued but unpaid wages through the termination date based on Your then current Base Salary (the “Accrued Wages”). In addition, if this Agreement terminates for any reason set forth in the preceding sentence, then after Your “separation from service” (as defined in Code §409A(a)(2)(A)(i)) from the Company, the Company shall pay You (i) separation payments equal to eighteen (18) months of Your then current Base Salary, to be paid over a period of eighteen (18) months in equal installments (the “Payment(s) Over Time”), and (ii) one hundred percent (100%) of the Bonus established for You during the fiscal year this Agreement terminates, to be paid within thirty (30) days after the end of the fiscal year in which this Agreement terminates (the “Bonus Payment”)((i) - (ii) collectively referred to as the “Separation Payments”). The Company’s obligation to provide the Separation Payments under this Section 5A, if any, shall not cease if You become employed or affiliated with another company. Notwithstanding anything to the contrary in this Section 5A, the Company’s obligation to provide the Separation Payments to You shall be conditioned upon the following (collectively, the “Separation Conditions”):
(i)	Your execution and non-revocation of a Separation and Release Agreement in a form attached as Exhibit B; provided, however, the Company reserves the right to revise Exhibit B based on (a) changes and/or requirements in applicable law, or (b) material changes in the circumstances of Your employment with the Company. You will have twenty-one (21) days to execute a Separation and Release Agreement; provided, however, if this Agreement terminates in connection with a reduction in force, You shall have forty-five (45) days to execute a Separation and Release Agreement; and

(ii)	Your compliance with the covenants contained in this Agreement and all other post-termination obligations to which You are subject, including, but not limited, the obligations contained in Sections 1 - 3 of the Covenants Agreement.
          The Company will pay You the first Payment Over Time sixty (60) days after this Agreement terminates (the “First Payment Date”), and the Company will then pay You the remaining Payments Over Time in equal installments on the first (1st) day of each succeeding month which follows the First Payment Date; provided, however, (i) if the first month to succeed the First Payment Date is within fifteen (15) days of the First Payment Date, then the next payment following the First Payment Date shall be on the first day of the second month which succeeds the First Payment Date, and (ii) You must execute and not revoke an effective Separation and Release Agreement as set forth above. If You do not execute a Separation and Release Agreement as set forth above, the Company shall have no obligation to provide any Separation Payments under this Section 5A or any other payments to You. The Company’s obligation to provide any Separation Payments under this Section 5A shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject (the “Breach”), including, but not limited to, the covenants contained in Sections 1 - 3 of the Covenants Agreement. If a court of competent jurisdiction determines that You committed a Breach, all appeals periods have expired, and, if appealed, the competent appellate court(s) has determined that You committed a Breach (the “Breach Judgment”), (i) You shall, within ten (10) calendar days after the Breach Judgment, return to the Company any Separation Payments which You received from the Company, and (ii) You shall forfeit all vested and unvested options on the day of such Breach Judgment.
          The Company may elect to purchase insurance on Your life and You agree to cooperate with the Company should it elect to secure such insurance coverage (the “Insurance Coverage”), and any payments made to You pursuant to such Insurance Coverage shall be credited against the Company’s obligations under this Agreement. In addition, any excess amounts (beyond the amounts owed to You under this Agreement) that the Company receives as a result of the Insurance Coverage shall be the sole property of the Company.
          The Separation Payments and the Accrued Wages are subject to all applicable withholdings, including, but not limited to, withholdings required by Code §3401. The Separation Payments set forth in this Section 5A shall constitute full satisfaction of the Company’s obligations under this Agreement, and the Company shall have no other obligations to You if this Agreement terminates for any reason listed in this Section 5A, including under any provision of this Agreement, Company policy, or otherwise; however, You shall continue to be bound by all post-termination obligations to which You are subject, including, but not limited to, the covenants contained in Sections 1 - 3 of the Covenants Agreement.
          B. If this Agreement terminates for any reason listed in Section 4C or 4E above, then the Company will pay You all Accrued Wages. The Accrued Wages shall constitute full satisfaction of the Company’s obligations under this Agreement, and the Company shall have no further obligations to You if this Agreement terminates for any reason listed in Section 4C or 4E above, including under any provision of this Agreement, Company policy, or otherwise; however, You shall continue to be bound by all post-termination obligations to which You are subject, including, but not limited to, the covenants contained in Sections 1 - 3 of the Covenants Agreement.
     6. Your Post-Termination Obligations.
          A. Return of Materials. Upon the termination of this Agreement for any reason or upon the Company’s request at any time, You will return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document or piece of equipment belonging to the Company. You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any laptop computer, without the Company’s consent.
          B. Non-Disparagement. After the termination of this Agreement for any reason, You will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company. In addition, You will not make any statement or take any action which may have a material negative impact on the Company’s ability to close those business transactions that You were, directly or indirectly, working on or had knowledge of during the course of Your employment with the Company. The prohibitions set forth in this Section 6B do not apply to Your actions or Your statements made to the Company’s employees or the Board, or to independent contractors retained by the Company, so long as Your actions or Your statements are made in the normal course of business while You are employed or retained by the Company, as the case may be. Similarly, the Company agrees that (i) the members of the Board, and (ii) the senior executives of the Company ((i) and (ii) collectively the “Applicable Persons”) will not make any disparaging or defamatory statements, whether written or verbal, regarding You (the “Company Non-Disparagement”). The Company Non-Disparagement shall only apply to Applicable Persons who are employed or retained, as the case may be, on the date this Agreement terminates.
          C. Post-Employment Disclosure. During the Non-Solicitation Period (as defined in Section 2 of the Covenants Agreement), You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor. If, during the Non-Solicitation Period, You work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, You shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Your job title, and a general description of the services You will provide.

          D. Resignation. Upon the termination of this Agreement for any reason, You shall deliver to the Company a written resignation from all offices of the Company, Your membership on the Board, and any other fiduciary positions in which You serve; provided, however, if the Company terminates this Agreement Without Cause or if You resign for Good Reason, then You may remain a member of the Board in accordance with the terms of the Voting Agreement so long as (i) You continue to hold at least 10% of the capital stock of the Company, and (ii) You perform Your duties as a member of the Board in good faith and in the best interests of the Company.
     7. Change of Control. Notwithstanding anything to the contrary contained in this Agreement, immediately prior to a Change of Control the Company shall accelerate and vest all unvested options granted to You by the Company (the “Accelerated Vesting Date”); provided, however, (i) You must be employed by the Company on the Accelerated Vesting Date, and (ii) the Company’s 2001 Stock Incentive Plan, or other applicable option plan, shall continue to govern such options after the Accelerated Vesting Date.
     8. Injunctive Relief. You agree that if You breach this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
     9. Independent Enforcement. The covenants set forth in Sections 1 - 3 of the Covenants Agreement shall be construed as agreements independent of any other agreements or any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Sections 1 - 3 of the Covenants Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Sections 1 - 3 of the Covenants Agreement by reason of any breach of any other part of this Agreement or any other agreement with You.
     10. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
     11. Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
     12. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

     13. Entire Agreement. This Agreement, including Exhibits A and B which are incorporated by reference, and the Covenants Agreement (the “Prior Agreement”)(collectively, the “Agreements”) constitute the entire agreement between the Parties. The Prior Agreement is incorporated by reference, and any post-termination obligations contained in the Prior Agreement shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that the post-termination obligations contained in the Prior Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations, including, but not limited to, the post-termination obligations contained in Sections 1 - 3 of the Prior Agreement. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
     14. Conflict With Covenants Agreement. If any term in the Covenants Agreement is inconsistent or in conflict with this Agreement, then this Agreement shall control. Notwithstanding the previous sentence, the Parties acknowledge and agree that the following provisions contained in the Covenants Agreement shall be replaced by this Agreement: (i) the definitions of the “Business” of the Company contained in the Covenants Agreement shall be replaced with the definition of the “Business” listed in Exhibit A to this Agreement, (ii) Section 8 of the Covenants Agreement shall be replaced by Section 2 of this Agreement, and (iii) Section 11 of the Covenants Agreement shall be replaced by Section 20 of this Agreement.
     15. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
     16. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and/or assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in the Agreements shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.
     In the event of a Change of Control, the Company agrees that it shall require as a condition of such Change of Control that any successor or assign assume this Agreement for a period of twenty-four (24) months immediately following the effective date of the Change of Control (the “24-Month Assignment”). During the 24-Month Assignment, this Agreement shall be binding upon and enforceable against such successor or assign. During the 24-Month Assignment and after the 24-Month Assignment expires, (i) the Company shall have no obligations under this Agreement to You, including, but not limited to, any obligation to pay You the Separation Payments set forth above or any other payments, and (ii) You shall have no right to enforce this Agreement against the Company. After the 24-Month Assignment expires, (i) the successor or assign to this Agreement shall have no obligations under this Agreement to You, including, but not limited to, any obligation to pay You the Separation Payments set forth above or any other payments, and (ii) You shall have no right to enforce this Agreement against the successor or assign to this Agreement. Notwithstanding anything to the contrary contained in this Section 16, Your post-termination obligations shall continue to remain in full force and effect after the 24-Month Assignment expires, including, but not limited to, the post-termination obligations contained in the Prior Agreement.
     17. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
     18. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
     19. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Alogent Corporation
c/o Chief Financial Officer
4005 Windward Plaza
Second Floor
Alpharetta, Georgia 30005

To Executive:	Brian R. Geisel
2025 Drummond Pond Road
Alpharetta, Georgia 30004
     Notice shall be deemed given and effective (i) one (1) business day after sending such notice via overnight delivery to the appropriate address as set forth above, or (ii) when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section 21.
     20. Consent to Jurisdiction and Venue. You and the Company agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You and the Company consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You and the Company waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
     21. AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ALOGENT CORPORATION:
By:	/s/ William Gilmour
William Gilmour
Chief Financial Officer

Date: 4/29/05

BRIAN R. GEISEL:

/s/ Brian R. Geisel

Date: 4/29/05

EXHIBIT A
DEFINITIONS
A.	“Business” shall mean the business of developing software products and providing consulting services with a primary focus on providing check image payment systems and transaction processing solutions for financial, banking, and billing clients.

B.	“Change of Control” shall exist if any of the following occurs (i) the merger or consolidation of the Company into or with another company or entity in which the shareholders of the Company immediately preceding such merger or consolidation (solely by virtue of their shares or other securities of the Company) shall own less than fifty percent (50%) of the voting securities of the surviving corporation; (ii) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions or plan, of all or substantially all of the assets of the Company (including the capital stock of subsidiaries), and its subsidiaries taken as a whole; or (iii) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all of the assets of the subsidiaries of the Company, the assets of which constitute all or substantially all of the assets of the Company and such subsidiaries taken as a whole.

C.	“Employment Period” means the period commencing on the Effective Date and continuing until the termination of this Agreement for any reason, including the Term and any Extension.

D.	“Good Reason” shall exist if the Company, without Your written consent, (A) takes any action which results in the material reduction of Your then current title, duties or responsibilities, (B) requires You to report to any person other than the Board, (C) reduces Your then current Base Salary or the percentage of Base Salary used to compute Your Bonus, (D) reduces the benefits to which You are entitled on the Effective Date, unless a similar reduction is made for all other senior executives, (E) commits a material breach of this Agreement which, after written notice from You of such breach, is not remedied by the Company within ten (10) days of such notice for nonpayment or within thirty (30) days of such notice for nonperformance, or (F) requires You to relocate more than fifty (50) miles from the location of the Company’s headquarters on the Effective Date.

E.	“Mutually Established” means You and the Board have conferred in good faith to reach a mutually acceptable agreement concerning Your Bonus and/or Your duties, as the case may be; provided, however, if You and the Board cannot reach a mutually acceptable agreement, the Board shall in good faith establish Your Bonus and/or Your duties, as the case may be, consistent with the business needs of the Company.

EXHIBIT B
SEPARATION AND RELEASE AGREEMENT
[Date]
Brian R. Geisel
2025 Drummond Pond Road
Alpharetta, Georgia 30004
Re: Your separation from Alogent Corporation
Dear Brian:
You have expressed an intention to voluntarily resign from the employ of Alogent Corporation (the “Company”)1 or Alogent Corporation (the “Company”)2 has decided to terminate the employment relationship with you] effective «Separation Date» (the “Separation Date”). This letter agreement (the “Agreement”) sets forth the terms under which your employment with the Company is ending. In addition, this Agreement effectively terminates the Employment Agreement between You and the Company dated April 29, 2005 (the “Employment Agreement”), except as set forth below. As we discussed, we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you (“You” or “Your”)3 and the Company (collectively, the “Parties”) agree:
A. Separation Terms
1. Separation Benefits. Provided that You satisfy the conditions of this Agreement and do not revoke this Agreement, the Company will:
(a)	Separation Payments. Make payments to You in equal installments for a period of eighteen (18) months (the “Separation Payments”). The Separation Payments shall total $ . On the eighth day after You return an executed version of this Agreement to the Company’s CFO, the Company will inform its Accounting department to process Your first payment; and

(b)	Bonus. Pay You $ (the “Bonus Payment”).
The Separation Payments and the Bonus Payment (collectively the “Payments”) will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer

[1]	The term “Company” includes the company’s patents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

[2]	The term “Company” includes the company’s parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

[3]	For purposes of this Agreement only, “You” or “Your” shall mean You or Your estate, as the case may be.

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employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company’s obligation to provide any Payments shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject (the “Breach”), including, but not limited to, the covenants contained in Sections 1 - 3 of the Employment Covenants Agreement executed by You on September 9, 1999 (the “Covenants Agreement”). If a court of competent jurisdiction determines that You committed a Breach, all appeals periods have expired, and, if appealed, the competent appellate court(s) has determined that You committed a Breach (the “Breach Judgment”), (i) You shall, within ten (10) calendar days after the Breach Judgment, return to the Company any Separation Payments which You received from the Company, and (ii) You shall forfeit all vested and unvested options on the day of such Breach Judgment.
2. Release. In exchange for the separation benefits stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of or relating the Employment Agreement, claims arising by virtue of Your status as a shareholder or director of the Company, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys’ fees, or any other compensation.
     You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.
3. ADEA/OWBPA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 te seq. (“OWBPA”), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2, (the “Waiver”). You understand and agree that:
(i)	this Agreement is written in a manner that You understand;

(ii)	You do not release or waive rights or claims that may arise after You sign this Agreement;

(iii)	You waive rights and claims You may have had under the ADEA and the OWBPA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

(iv)	You have been advised to consult with an attorney before signing this Agreement;

(v)	You have 21 days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period,

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You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period;
(vi)	You have 7 days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the CFO of Alogent at 4005 Windward Plaza, 2nd Floor, Alpharetta, GA 30005 or successor, within the Revocation Period; and

(vii)	this Waiver will not become effective or enforceable until the Revocation Period has expired.
B. Your Ongoing Obligations
1. Return of Company Property. You will, on the Separation Date, return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. You will not retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company’s prior written consent.
2. Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.
3. Confidentiality. You acknowledge and agree that You, either directly or indirectly, have not made nor shall You make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page or “chat room,” judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company’s CFO by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You shall inform such person or entity (a) of this confidentiality provision, and (b) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.

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C. General Provisions
1. No Admission of Liability. This Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.
2. Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the ADEA/OWBPA Waiver set forth in Section A(3) above, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
3. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
4. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
5. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
6. Entire Agreement. This Agreement constitutes the entire agreement between the Parties; provided, however, (i) Sections 6B, 6C, and 9 of the Employment Agreement are incorporated by reference, and (ii) Your post-termination obligations contained in the Covenants Agreement are incorporated by reference ((i) and (ii) collectively the “Incorporated Provisions”). The Incorporated Provisions shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that Your post-termination obligations contained in the Covenants Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that this Agreement does not supersede the Incorporated Provisions. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
7. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
8. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.
9. Consent to Jurisdiction and Venue. You and the Company agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You and the Company consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You and the Company waive (i) any objection to

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jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before                     , 20 ___. If the Company does not receive a signed original on or before the above-stated date, then this offer shall be revoked and You shall not be entitled to any of the separation benefits stated above.
Sincerely,
Bill Gilmour
CFO
I acknowledge the validity of this ____ page Agreement and represent that I have the legal capacity to enter into this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

Brian R. Geisel	Date

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